                                                            LOAN AGREEMENT

         This Loan Agreement dated as of December 20, 2004,between Chevy Chase Preferred Capital Corporation, a Maryland corporation
(hereinafter the "Borrower" or "PCAP") and Chevy Chase Bank, F.S.B. (hereinafter the "Bank" or "Lender").  The parties hereto agree as follows:

                  ARTICLE I - DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

         "Affiliate" means any specified Person and any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Loan Agreement, as amended, supplemented, or modified from time to time.

         "Business Day" means any day other than a Saturday, Sunday, or any other day on which banks in Maryland are authorized or required to close under the laws of the State of Maryland.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

         "Collateral" means all property which is subject to the Lien granted by the Security Agreement.

         "Commitment" means the Bank's obligation to make Loans to the Borrower pursuant to Section 2.01 in the amount referred to therein.

         "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

         "Debt" means (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4)
obligations under letters of credit; (5) obligations under acceptance facilities; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (7) obligations secured by any Liens, whether or not the obligations have been assumed.

         "Default" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

         "Event of Default" means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "GAAP" means accounting principles generally accepted in the United States.

         "Interest Period" means, with respect to any Loan, (a) initially, the period commencing on the borrowing date and ending on the last day of the calendar month in which such borrowing date occurred, and (b) thereafter, each period commencing on the first day of the next calendar month and ending on the last day of such calendar month; provided that, any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date or such date of final payment, as the case may be.

         "LIBOR" means the one-month London interbank offered rate for U. S. Dollar denominated deposits determined, for each
Interest Period, on the second Business Day prior to the beginning of such Interest  Period, by reference to Telerate Page 3750 as of
11:00 a.m.  London time, on such day.

         If such Telerate Page 3750 does not display such a rate at the time, LIBOR for that day will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day, to prime banks in the London interbank market for a period equal to one month.  The Bank shall attempt to obtain from the
London office of each of the Reference Banks a quotation of its rate.  If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that day will be the lesser of the then current rate as applied to the Loan or the quoted rate provided.

         "Loan" shall have the meaning assigned to such term in Section 2.01.

         "Loan Document" means this Agreement, the Note, and the Security Agreement.

         "Note" shall have the meaning assigned to such term in Section 2.03.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

         "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly
Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

         "Principal Office" means the Bank's office at 7501 Wisconsin Avenue, Bethesda, Maryland 20814.

         "Reference Banks" means four (4) major banks in the London interbank market, none of which is controlling, under the control of or under common control with the Borrower or the Bank.

         "Security Agreement" means the Security Agreement, substantially in the form of Exhibit B, to be delivered by the Borrower under the terms of this Agreement.

         Section 1.02. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with
GAAP consistent with the application and use of those terms in the preparation of the financial statements referred to in Section
4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                  ARTICLE II - AMOUNT AND TERMS OF THE LOAN

         Section 2.01. Term Loan. The Bank agrees, on the terms and conditions hereinafter set forth, to make a loan (the "Loan") to the Borrower on the date of this Agreement in the principal amount of Seventy-five Million U.S. Dollars ($75,000,000.00).

         Section 2.02. Interest. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the
Loan made under this Agreement at a rate per annum equal to the sum of 85 basis points (0.85%) and LIBOR.  Any change in the interest rate resulting from a change in LIBOR shall become effective as of the first day of the Interest Period beginning immediately subsequent to such change.  Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.
Interest shall be paid in arrears in immediately available funds on the tenth day of each month and at maturity at the Principal
Office.  Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate which shall be four percent (4.0%) above the rate which would otherwise be applicable.

         Section 2.03. Term Note. The Borrower's obligation to repay the Loan shall be evidenced by the promissory note (the "Note"), substantially in the form of Exhibit A attached hereto with blanks appropriately filled in, payable to the order of the Bank. The
Note shall be dated the date of this Agreement and the principal amount of the Loan and accrued interest and other charges not previously paid shall be due and payable on August 31, 2007, without further demand or notice.

         Section 2.04. Prepayments. The Borrower may prepay the Note, at any time, in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid, provided that each partial prepayment shall be in a principal amount of not less than One Hundred Thousand U.S. Dollars ($100,000.00).

         Section 2.05. Method of Payment. The Borrower shall make each payment under this Agreement and under the Note in immediately available funds, not later than 1:00 P.M. (Eastern time) on the date when due, in lawful money of the United States, to the Bank at its Principal Office.  The Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this
Agreement and under the Note, to charge from time to time any account of the Borrower with the Bank any amount so due.  Whenever any payment required to be made under this Agreement or under the Note shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the amount of interest due to be paid.

         Section 2.06. Use of Proceeds.  The proceeds of the Loan hereunder shall be used by the Borrower solely for the purchase of additional business assets and for working capital. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal
Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, the regulations of such Board of Governors.

                           ARTICLE III - CONDITIONS PRECEDENT

         Section 3.01. Condition Precedent to the Loan. The obligation of the Bank to make the Loan to the Borrower is subject to the condition precedent that the Bank shall have received, on or before the day of such Loan, each of the following, in a form and substance satisfactory to the Bank and its counsel:

         (1) Note. The Note duly executed by the Borrower;

         (2) Security Agreement. A Security Agreement, duly executed by the Borrower, together with the acknowledgment copies of the
Financing Statements (UCC1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the
Bank, desirable to perfect the security interest created by the Security Agreement;

         (3) Evidence of all corporate action by the Borrower. Certified copies of all necessary corporate action taken by the
Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

         (4) Incumbency and signature certificate of the Borrower. A certificate of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and each other document required to be delivered by the Borrower under this Agreement;

         (5) Opinion of counsel for the Borrower. A favorable opinion of counsel for the Borrower, substantially in the form of
Exhibit C, and as to such other matters as the Bank may reasonably request;

         (6) Officer's certificate.  A certificate executed by a duly authorized officer of the Borrower, certifying the following statements to be true and correct as of the date of this Agreement:  (a)  the representations and warranties contained in Article IV of this Agreement, and in Section 4 of the Security Agreement are correct on and as of the date of this Agreement; and (b) no Default or Event of Default has occurred and is continuing, or would result from the Loan;

         (7) Additional documentation. The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.

                  ARTICLE IV - REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Bank that:

         Section 4.01. Incorporation, Good Standing, and Due Qualification. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

         Section 4.02. Corporate Power and Authority. The execution and delivery of, and the performance by the Borrower under, the
Loan Documents to which it is a party has been duly authorized by all necessary corporate action and does not and will not (1)
require any consent or approval of the stockholders of the Borrower; (2) contravene the Borrower's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve
System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (5)
result in, or require, the creation or imposition of any Lien, except as provided in the Security Agreement, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; and (6) cause the Borrower to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any indenture, agreement, lease, or instrument.

         Section 4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting the creditors' rights generally.

         Section 4.04. Financial Statements. The balance sheet of the Borrower as of December 31, 2003, and the related statements of income and retained earnings for the year then ended, and the accompanying footnotes, together with the opinion thereon, dated March
5, 2004 of Ernst & Young, independent certified public accountants, and the interim balance sheet of the Borrower as of June 30,
2004, and the related statements of income and retained earnings for the six (6) month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower as of such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year end adjustments in the case of the interim financial statements).  There has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower since June 30, 2004.  There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since June 30, 2004.  No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

         Section 4.05. Labor Disputes and Acts of God. Neither the business nor the properties owned directly by the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of
God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower.

         Section 4.06. Other Agreements. The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of the Borrower or the ability of the Borrower to carry out its obligations under the Loan Documents.  The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

         Section 4.07. Litigation. There are no pending or threatened actions or proceedings against or affecting the Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially and adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents.

         Section 4.08. No Defaults on Outstanding Judgments or Orders. The Borrower has satisfied all judgments, and the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

         Section 4.09. Ownership and Liens. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower is subject to any lien, except such lien as may be permitted pursuant to Section 6.01 of this
Agreement.

         Section 4.10. Subsidiaries and Ownership of Stock.  The Borrower represents that it has no subsidiaries, wholly or partly owned, and it has no ownership interest in any Person except as disclosed in writing to Bank.

         Section 4.11. ERISA. The Borrower does not have, nor is it a participant in, any Plan subject to ERISA and the Borrower is not subject to any provisions of ERISA.

         Section 4.12. Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

         Section 4.13. Taxes.  The Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies indicated in such returns, including interest and penalties.

         Section 4.14. Debt. With the exception of indebtedness arising under the Agreement, there are no credit agreements, indentures, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated.

         Section 4.15. Environment. The Borrower has duly complied with, and its businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder.  The Borrower has been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2)
discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (6) other environmental, health, or safety matters which are required in order for the
Borrower to conduct its business.  The Borrower warrants that no such permits are outstanding or have been applied for with regard to any of the collateral.  The Borrower has not received notice of, nor does it have any knowledge of, or suspect, facts which might constitute any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.  There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (6) other environmental, health, or safety matters affecting the Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities.  The Borrower has no indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

                                                   ARTICLE V - AFFIRMATIVE COVENANTS

          So long as the Note shall remain unpaid, the Borrower will:

         Section 5.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

         Section 5.02. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

         Section 5.03. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible)
necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         Section 5.04. Conduct of Business.  Continue to engage in an efficient and economical manner in a business of the same general type as now conducted by it as of the date of this Agreement.

         Section 5.05. Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

         Section 5.06. Compliance with Laws. Comply in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

         Section 5.07.  Dealings with Affiliates.  Enter into transactions, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate only upon fair and reasonable terms no less favorable to the
Borrower than the Borrower would obtain in a comparable arm's length transaction with a Person not an Affiliate.

         Section 5.07. Right of Inspection.  At any reasonable time, and from time to time, permit the Bank, or any agent or representative thereof, to examine and make copies of and abstracts from the records and books of the Borrower or visit the properties of the Borrower to discuss the affairs, finances, and accounts of the Borrower with any of its officers, directors and the
Borrower's independent accountants.

         Section 5.08. Reporting Requirements. Furnish to the Bank:

         (1) Quarterly financial statements. As soon as available, and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, balance sheets of the Borrower as of the end of such quarter, statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of cash flow of the Borrower for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to yearend adjustments);

         (2) Annual financial statements. As soon as available and in any event within one hundred and five (105) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such fiscal year and statements of income, retained earnings and cash flows of the Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon, acceptable to the Bank, of independent accountants selected by the
Borrower and acceptable to the Bank;

         (3) Management letters. On request of Lender, copies of any reports submitted to the Borrower by its independent certified public accountants in connection with the examination of the financial statements of the Borrower;

         (4) Management Certification. Simultaneously with the delivery of the annual financial statements referred to in Section
5.08(2), a certificate of the Borrower's chief financial officer that he has no knowledge of any condition or event which constitutes a Default or Event of Default, or if he has obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which he has knowledge and the nature and status thereof;

         (5) Notice of litigation.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower which, if determined adversely to the Borrower, could have a material adverse effect on the financial condition, properties, or operations of the Borrower;

         (6) Notice of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

         (7) Reports to other creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 5.08;

         (8) Proxy statements, etc.  Promptly after the filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

         (9) General information.  Such other information respecting the condition or operations, financial or otherwise, of the
Borrower as the Bank may from time to time reasonably request.

         Section 5.09. Environment. Be and remain in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify the Bank immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at the Bank's request, and at the Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.

                           ARTICLE VI - NEGATIVE COVENANTS

         So long as the Note shall remain unpaid, the Borrower will not:

         Section 6.01. Liens. Create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

         (1) Liens in favor of the Bank;

         (2) Liens for taxes or assessments or other governmental charges or levies which are not yet due and payable or, if due and payable and the Borrower is in good faith contesting such charges or levies, the Borrower shall have established appropriate reserves for such charges and levies;

         (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

         (4) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

         (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

         (6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

         (7) Easements, rights of way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

         (8) Purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, (and not created in contemplation of such acquisition) or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

         (a) Any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the
Lien on any such property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof;

         (b) The obligation secured by any Lien so created, assumed, or existing shall not exceed eighty percent (80%) of the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower or Subsidiary acquiring the same;

         (c) Each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

         (d) The Debt secured by such Lien is permitted by the provisions of Section 6.02 and the related expenditure is permitted under Section 7.03.

         Section 6.02. Debt. Create, incur, assume, or suffer to exist any Debt, except:

         (1) Debt of the Borrower under this Agreement or the Note;

         (2) Debt of the Borrower subordinated, on terms satisfactory to the Bank, to the Borrower's obligations under this Agreement and the Note;

         (3) Accounts payable to trade creditors for goods or services which are not aged more than sixty (60) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

         (4) Debt of the Borrower secured by purchase money Liens permitted by Section 6.01(8).

         Section 6.03. Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person.

         Section 6.04. Leases. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property.

         Section 6.06. Dividends. On receipt by the Borrower of a notice of default from the Lender, declare or pay any dividends; or
purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock, except that the Borrower (1) may declare and deliver dividends and make distributions payable solely in common stock of the Borrower and (2) may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock and provided further that the provisions of this Section 6.06 shall not apply unless the Borrower has received a notice of default from the Lender.

         Section 6.07. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables, and leasehold interests), except: (1) inventory or other assets disposed of in the ordinary course of business; and (2) assets no longer used or useful in the conduct of its business.

         Section 6.08. Investments. Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any
Person, or participate as a partner or joint venturer with any other Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) first mortgages on one-to-four family residences; and (3) mortgages on commercial property.

         Section 6.09. Guaranties, Etc. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

                           ARTICLE VII - FINANCIAL COVENANTS

         So long as the Note shall remain unpaid:

         Section 7.01. Minimum Tangible Net Worth. The Borrower will maintain tangible net worth of not less than Two Hundred Million
Dollars ($200,000,000.00) at all times.

         Section 7.02. Capital Expenditures. The Borrower will not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures to be made by the Borrower would exceed One Million Dollars ($1,000,000.00)
during any fiscal year of the Borrower.

         Section 7.03. Leverage Ratio.  The Borrower will maintain a ratio of total liabilities to tangible net worth of not greater than 2:1 at all times.

                           ARTICLE VIII - EVENTS OF DEFAULT

         Section 8.01. Events of Default. If any of the following events shall occur:

         (1) The Borrower should fail to pay the principal of, or interest on, the Note, or any fee, as and when due and payable;

         (2) Any representation or warranty made or deemed made by the Borrower in this Agreement or the Security Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

         (3) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in Articles V, VI, or VII hereof;

         (4) The Borrower shall (a) fail to pay any indebtedness for borrowed money (other than the Note) of the Borrower or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or
(b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (5) The Borrower (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of  ninety (90) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of ninety (90) days or more;

         (6) One or more judgments, decrees, or orders for the payment of money in excess of One Million Dollars ($1,000,000.00) in the aggregate shall be rendered against the Borrower and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of ninety (90) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

         (7) The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the
Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement;

         (8) If the Bank receives its first notice of a hazardous discharge or an environmental complaint from a source other than the Borrower, and the Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from the
Borrower within twenty-four (24) hours of the time the Bank first receives said notice from a source other than the Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against the Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (a) the Borrower can prove to the Bank's satisfaction that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii)
proceedings for an injunction, a restraining order, or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim;

then, and in any such event, the Bank may, by notice to the Borrower, declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

         Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may not be matured.  The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Bank under this Section 8.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Bank may have at law or equity or under this Agreement or any Loan Document.

         Section 8.02 Right to Cure. If any default, other than a Default of Indebtedness, is curable and if the Borrower has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if the Borrower after receiving written notice from Bank demanding cure of such default: (a) cures the default within fifteen (15) days; or (b) if the cure requires more than fifteen (15) days, immediately initiates steps which the Bank deems in the
Bank's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

                           ARTICLE IX - MISCELLANEOUS

         Section 9.01. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 9.02. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan
Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, if to the Borrower, at its address at:

                  7501 Wisconsin Avenue
                  Bethesda, Maryland 20814
                  Attention: EVP, Chief Financial Officer
                  Tel:   240-497-7335

and if to the Bank, at its address at:

                  7501 Wisconsin Avenue
                  Bethesda, Maryland 20814
                  Attention: SVP, Controller
                  Tel:    240-497-7050
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.02. Except as otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, hand delivered, or sent, receipt confirmed, respectively, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the
Bank.

         Section 9.03. No Waiver. No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

         Section 9.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the
Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any
Loan Document to which the Borrower is a party without the prior written consent of the Bank.

         Section 9.05. Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and expenses of counsel (including in-house counsel) for the Bank incurred in connection with advising the Bank as to its rights and responsibilities hereunder. The
Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan
Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such
Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

         Section 9.06. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

         Section 9.07. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person.
This indemnity shall survive termination of this Agreement.

         Section 9.08. Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Maryland.

         Section 9.09. Severability of Provisions. Any provision of any Loan Document, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 9.10. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

         Section 9.11.  Jury Trial  Waiver.  THE LENDER AND THE BORROWER EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO
WHICH LENDER OR BORROWER MAY BE PARTIES,  ARISING OUT OF, OR IN ANY WAY  PERTAINING TO, THIS  AGREEMENT.  IT IS AGREED THAT THIS WAIVER
CONSTITUTES  A WAIVER OF TRIAL BY JURY OF ALL CLAIMS  AGAINST ALL PARTIES TO SUCH  ACTIONS OR  PROCEEDINGS.  THIS WAIVER IS  KNOWINGLY,
WILLINGLY  AND  VOLUNTARILY  MADE BY THE LENDER  AND THE  BORROWER,  AND THE LENDER AND THE  BORROWER  EACH  HEREBY  REPRESENT  THAT NO
REPRESENTATIONS  OF FACT OR OPINION HAVE BEEN MADE BY ANY  INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR
NULLIFY ITS EFFECT.  THE BORROWER  FURTHER  REPRESENTS  THAT THE BORROWER HAS BEEN  REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN
THE MAKING OF THIS WAIVER BY  INDEPENDENT  LEGAL  COUNSEL,  SELECTED OF THE BORROWER'S OWN FREE WILL, AND THAT THE BORROWER HAS HAD THE
OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

                  Section 9.12 Consent to Jurisdiction.  The Borrower  irrevocably  submits to the jurisdiction of any state or federal court  sitting in the State of Maryland  over any suit,  action,  or  proceeding  arising out of or  relating  to this  Agreement.  The
Borrower  irrevocably  waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of venue of any such suit,  action,  or  proceeding  brought in any such  court and any claim  that any such  suit,  action,  or proceeding  brought  in any such court has been  brought  in an  inconvenient  forum.  Final  judgment  in any such  suit,  action,  or proceeding  brought in any such court shall be  conclusive  and binding upon the Borrower and may be informed in any court in which the
Borrower is subject to  jurisdiction  by a suit upon such  judgment  provided  that service of process is effected upon the Borrower as provided in this Agreement or as otherwise permitted by applicable law.

                  Section 9.13  CONFESSED  JUDGMENT.  UPON THE  OCCURRENCE OF A DEFAULT,  THE BORROWER  HEREBY  AUTHORIZES ANY ATTORNEY
DESIGNATED  BY LENDER OR ANY CLERK OF ANY COURT OF RECORD TO  APPEAR  FOR THE  BORROWER  IN ANY COURT OF RECORD  AND  CONFESS  JUDGMENT
WITHOUT PRIOR  HEARING  AGAINST THE BORROWER IN FAVOR OF LENDER FOR, AND IN THE AMOUNT OF, THE UNPAID  BALANCE OF THE PRINCIPAL  AMOUNT
OF THIS NOTE,  ALL INTEREST  ACCRUED AND UNPAID  THEREON,  ALL OTHER  AMOUNTS  PAYABLE BY THE BORROWER TO THE LENDER UNDER THE TERMS OF
THIS NOTE OR ANY OTHER AGREEMENT,  DOCUMENTS,  INSTRUMENT  EVIDENCING,  SECURING OR GUARANTYING THE OBLIGATIONS EVIDENCED BY THIS NOTE,
COSTS OF SUIT, AND  ATTORNEYS'  FEES OF FIFTEEN  PERCENT (15%) OF THE UNPAID BALANCE OF THE PRINCIPAL  AMOUNT OF THIS NOTE AND INTEREST
THEN DUE HEREUNDER.

         The Borrower  hereby  releases,  to the extent  permitted by applicable  law, all errors and all rights of exemption,  appeal, stay of execution,  inquisition,  and other rights to which the Borrower may otherwise be entitled  under the laws of the United States of  America or of any state or  possession  of the  United  States of America  now in force and which may  hereafter  be  enacted.  The authority and power to appear for and enter judgment  against the Borrower  shall not be exhausted by one or more exercises  thereof or by any imperfect  exercise  thereof and shall not be  extinguished  by any judgment  entered  pursuant  thereto.  Such authority may be exercised  on one or more  occasions  or from  time to time in the  same or  different  jurisdictions  as often as  Lender  shall  deem necessary or desirable, for all of which this Note shall be a sufficient warrant.

..        Section 9.14 No Joint Venture or Partnership.  Nothing contained in this Agreement or in any of the other Loan Documents and no other aspect of the relationship between the Borrower and the Lenders shall be construed as creating a partnership, joint venture, or other relationship of or between the Borrower and the Lender other than the lending relationship of lender and borrower.  All rights and obligations granted to or undertaken by any of the parties hereto shall be construed as incidents of such lending relationship.  In no event shall the Lender be held liable for any of the debts, obligations, losses, or liabilities of the
Borrower.  The Borrower hereby agrees to indemnify and hold the Lenders harmless from and against any loss, damage, liability, cost, or expense, including without limitation court costs and attorneys' fees, arising from any claim by any third party against the
Lenders based upon the contention or allegation that any Lender is a partner or joint venturer with the Borrower or that any Lender has any other relationship to the Borrower other than that of a lender.

                                                       [Signature Page Follows]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:                           CHEVY CHASE PREFERRED CAPITAL CORPORATION

                                    By: /s/ Stephen R. Halpin, Jr  (SEAL)
                                        ----------------------------
                                   Name: Stephen R. Halpin, Jr.
Title: EVP, Chief Financial Officer and Treasurer

Bank:                               CHEVY CHASE   BANK, F.S.B.

                                    By: /s/ Joel A. Friedman
                                        --------------------------
                                    Name: Joel A. Friedman
                                    Title: SVP and Controller